Exhibit (k)(2)
SERVICES AGREEMENT
This Services Agreement (“Agreement”) dated and effective as of March 7, 2025, is by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”), and BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC, a Delaware limited liability company (the “Administrator”).
WHEREAS, Blue Owl Alternative Credit Fund (the “Fund”) is a closed-end management investment company registered with the Securities and Exchange Commission (the “SEC”) and regulated under the Investment Company Act of 1940, as amended (the “1940 Act”) that intends to operate as an interval fund; and
WHEREAS, the Fund has retained the Administrator to furnish certain administrative services to it; and
WHEREAS, the Administrator desires to retain State Street to furnish certain services to the Fund as set forth on Schedule A, as such schedule may be amended from time to time, and State Street is willing to furnish such services, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1.    ENGAGEMENT OF SERVICE PROVIDER
The Administrator hereby engages State Street to provide certain services for the period and on the terms set forth in this Agreement. State Street agrees to such engagement and to render the services stated herein.
2.    DELIVERY OF DOCUMENTS
The Administrator will promptly deliver to State Street copies of each of the following documents with respect to the Fund, if any, and, as promptly as reasonably practicable following their respective effectiveness, all future amendments and supplements, if any:
a.    The Fund’s governing documents;
b.    The Fund’s Registration Statement and each Private Placement Memorandum, Prospectus and Statement of Additional Information (“SAI”), if applicable, relating to the Fund and all amendments and supplements thereto as in effect from time to time;
c.    Copies of the resolutions of the governing body of the Administrator or authorized officer, as applicable, certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to give instructions to State Street pursuant to this Agreement;

d.    A copy of the investment advisory agreement between the Fund and its investment adviser;
e.    A copy of the administration agreement between the Fund and its administrator; and
f.    Such other certificates, documents or opinions which State Street may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.
3.    REPRESENTATIONS AND WARRANTIES OF STATE STREET
State Street represents and warrants to the Administrator that:
a.    It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;
b.    It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;
c.    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;
d.    No legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement; and
e.    Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.
4.    REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR
The Administrator represents and warrants to State Street that:
a.    It is duly organized, existing and in good standing under the laws of its state of formation and in each jurisdiction in which it is registered to do business;
b.    It has the requisite power and authority under applicable laws and by its governing documents to enter into and perform this Agreement;
c.    All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;
d.    No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.    Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.
f.    Where information provided by the Administrator or the Fund’s Investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to State Street, and as required for State Street to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that State Street may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or the Fund, including the United States and that information relating to the Administrator or the Fund, including Personal Information may be accessed by national security authorities, law enforcement and courts. State Street shall be kept indemnified by and be without liability to the Administrator for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.
g.    With respect to the Fund:
(1)    It is an investment company properly registered with the SEC under the 1940 Act;
(2)    Upon filing with the SEC, the Fund’s Registration Statement on Form N-2 under the 1940 Act will be and will remain effective during the term of this Agreement. The Administrator also warrants to State Street that as of the effective date of this Agreement, if applicable, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;
5.    SERVICES
State Street shall provide the services as listed on Schedule A, subject to the authorization and direction of the Administrator or the Fund, as the case may be, and, in each case where appropriate, the review and comment by the Fund’s independent accountants and internal and external legal counsel, as appropriate, and in accordance with procedures which may be established from time to time between the Administrator and State Street.
State Street shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees,

including State Street’s reasonable out-of-pocket expenses, in each case as may be agreed upon from time to time in a written fee schedule approved by both the Administrator and State Street. The provision of such services shall be subject to the terms and conditions of this Agreement.
State Street shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.
6.    COMPENSATION OF STATE STREET; EXPENSE REIMBURSEMENT; FUND EXPENSES
State Street shall be entitled to reasonable compensation for its services provided under this Agreement and expenses related thereto, as agreed upon from time to time in writing between the Administrator on behalf of the Fund and State Street.
The Administrator agrees promptly, following receipt of a written invoice from State Street, to reimburse State Street for any equipment and supplies specially ordered by or for the Fund or the Administrator through State Street and for any other expenses not contemplated by this Agreement that State Street may incur on the Administrator’s or the Fund’s behalf at the Administrator’s or Fund’s written request or with the Administrator’s or Fund’s written consent.
The Fund and/or the Administrator, as the case may be, will bear all expenses that are incurred in its operation and not specifically assumed by State Street. Expenses to be borne by the Administrator and/or Fund, as the case may be, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted for by the Fund directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, regulatory reporting (including, as applicable, Forms N-2, N-CSR, N-PORT, N-PX and N-CEN), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of third party independent pricing or valuation services, if any, used in determining the Fund’s net asset value.
7.    INSTRUCTIONS AND ADVICE
At any time, State Street may apply to any officer of the Administrator or the Fund or his or her designee (“Authorized Persons”), and may consult with its own legal counsel (at its own expense) or, with the prior written consent or at the direction of the Administrator, at the expense of the Administrator or the Fund, reasonably consult with outside counsel for the Administrator or the Fund or the independent accountants for the Fund, with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. State Street shall be entitled to rely on and may act upon advice of such counsel (who may be counsel for the Administrator or the Fund) on all matters arising in connection with its duties hereunder, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.
State Street shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an Authorized Person. State Street shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof from the Administrator or the Fund. Nothing in this section shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.
8.    LIMITATION OF LIABILITY AND INDEMNIFICATION
State Street shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. State Street shall have no liability in respect of any loss, damage or expense suffered by the Administrator or the Fund insofar as such loss, damage or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were maintained for the Administrator or the Fund by entities other than State Street prior to State Street’s engagement under this Agreement. State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the fraud, gross negligence or willful misconduct of State Street, its officers or employees. Notwithstanding any other provision of this Agreement, neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, unless otherwise agreed in writing, State Street’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Administrator’s or Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to State Street’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2026 and terminating on December 31, 2026 shall be the date of this Agreement through December 31, 2026, calculated on an annualized basis.
In the event that either party is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement, neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.
The Administrator shall indemnify and hold State Street and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by State Street resulting from any claim, demand, action or suit in connection with State Street’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or upon reasonable reliance on information or records given or made by the Administrator or the Fund provided that this indemnification shall not apply to actions or omissions of State Street, its officers or employees in cases of its or their own fraud, gross negligence or willful misconduct.
The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.
9.    CONFIDENTIALITY
All information provided under this Agreement by a party to this Agreement (the “Disclosing Party”) to the other party to this Agreement (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.
The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.
10.    USE OF DATA
(a)    In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may, subject to the limitations with respect to any Personal Information as described in Section 20 below, collect and store information regarding the Administrator or the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and State Street or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. State Street and its Affiliates may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support.
(b)    Subject to paragraph (d) below, State Street and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any confidential information of the Administrator or the Fund (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and State Street or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Administrator or the Fund, to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of State Street and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Administrator or the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) State Street publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.
(c)    The Administrator acknowledges that State Street may seek and realize economic benefit from the publication or distribution of the Indicators.
(d)    Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this

Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.
11.    COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS
The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.
State Street agrees that all records which it maintains for the Administrator or Fund shall at all times remain the property of the Administrator or Fund, as applicable, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. State Street shall preserve the records required to be maintained hereunder for the period required by law unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce the records of the Administrator or State Street’s personnel as witnesses or deponents, the Fund agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel incurred in such production.
12.    SERVICES NOT EXCLUSIVE
The services of State Street are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Fund from time to time, have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.
13.    EFFECTIVE PERIOD AND TERMINATION
This Agreement shall remain in full force and effect for an initial term ending on the one- year anniversary of the date of this Agreement (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph, the Administrator shall pay State Street its compensation due and shall reimburse State Street for its costs, expenses and disbursements in accordance with this Agreement.
In the event of: (i) the Administrator’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which State Street is not retained to continue providing services hereunder to the Administrator or the Fund (or its successor), the Administrator shall pay State Street its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by State Street with respect to the Fund) and shall reimburse State Street for its reasonable costs, expenses and disbursements. Upon receipt of such payment and reimbursement, State Street will deliver the Administrator’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the Administrator is no longer retained as the investment adviser to the Fund, (b) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination in its reasonable business judgment to liquidate the Fund, (c) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (d) the sale by the Fund of all, or substantially all, of the Fund’s assets to another entity, in each of (c) and (d) where State Street is retained to continue providing services to the Administrator or the Fund (or its successor) on substantially the same terms as this Agreement.
14.    DELEGATION
State Street shall have the right, without the consent or approval of the Administrator, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by State Street (each, a “Delegate” and collectively, the “Delegates”). State Street shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if State Street had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, State Street shall be responsible for the compensation of its Delegates.
State Street will provide the Administrator with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with State Street that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Administrator may reasonably request from time to time.
Nothing in this Section 14 shall limit or restrict State Street’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.    INTERPRETIVE AND ADDITIONAL PROVISIONS
In connection with the operation of this Agreement, State Street and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Administrator’s or Fund’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.
16.    NOTICES
Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:
If to the Administrator:
BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC
399 Park Avenue, New York, NY 10022
Attention: Jerry Cammarata
Telephone: (212) 201-1924
Email: Jerry.Cammarata@blueowl.com and legal@blueowl.com
If to State Street:
STATE STREET BANK AND TRUST COMPANY
One Congress Street
Boston, MA 02114
Attention: Scott Carpenter, Senior Vice President
Telephone: (617) 664-6156
Email: Scott.Carpenter@ifs.statestreet.com
17.    AMENDMENT
This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.
18.    ASSIGNMENT
This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with State Street.

19.    SUCCESSORS
This Agreement shall be binding on and shall inure to the benefit of the Administrator and State Street and their respective successors and permitted assigns.
20.    DATA PROTECTION
State Street shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information, if any, of the Administrator’s or Fund’s shareholders, employees, directors and/or officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.
21.    BUSINESS CONTINUITY, INTERNAL CONTROLS AND INFORMATION SECURITY
State Street will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. State Street will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by State Street under the terms of this Agreement.
State Street will maintain commercially reasonable information security systems and controls that are consistent with applicable industry standards, which include administrative, technical, and physical safeguards that are designed to: (i) maintain the security and confidentiality of the Administrator’s and Fund’s data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Administrator’s and Fund’s data, including appropriate measures designed to meet legal and regulatory requirements applying to State Street; and (iii) protect against unauthorized access to or use of the Administrator’s and Fund’s data.
22.    RESERVED
23.    ENTIRE AGREEMENT
This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

24.    WAIVER
The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.
25.    SEVERABILITY
If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
26.    GOVERNING LAW
This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.
27.    REPRODUCTION OF DOCUMENTS
This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
28.    COUNTERPARTS
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.
29.    INSURANCE COVERAGE
State Street shall at all times during the term of this Agreement maintain, if available on commercially reasonable terms, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided hereunder.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC

By:	/s/ Jerry Cammarata
Name: Jerry Cammarata
Title: Authorized Person

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

SCHEDULE A
LIST OF SERVICES
I.    Fund Administration Treasury Services as described in Schedule A1 attached hereto.
II.    Reserved.
III.    Reserved.
IV.    Reserved.
V.    Reserved.
VI.    N-PORT Services as described in Schedule A6 attached hereto.
VII.    Accounting Services as described in Schedule A7 attached hereto.

SCHEDULE A1
Fund Administration Treasury Services
a.    Prepare for the review by designated officer(s) of the Administrator or the Fund annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

SCHEDULE A2
Reserved

SCHEDULE A3
Reserved

SCHEDULE A4
Reserved

SCHEDULE A5
Reserved

SCHEDULE A6
Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule A6, the “Services”)
(a)     Standard N-PORT and N-CEN Reporting Solution (Data and Filing):
●    Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Administrator (including from any third parties with whom the Administrator will need to coordinate in order to produce such data, documentation, and information), State Street will use required data, documentation, assumptions, information and assistance from the Administrator, State Street’s internal systems and, in the case of Funds not administered by State Street or its affiliates, third party Fund administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Administrator and (ii) annual updates of Form N-CEN for review and approval by the Administrator.
●    The Administrator acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.
●    Following review and final approval by the Administrator of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Administrator, State Street will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.
The Form N-PORT Services will be provided to each portfolio (the “Portfolio”) of the Fund as set forth in the attached Annex I, which shall be executed by State Street and the Administrator. The Form N-CEN Services will be provided with respect to each Fund as set forth in the attached Annex I. Annex I may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex I that is signed by both parties.
(b)    Quarterly Portfolio of Investments Services:
●    Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, State Street will use such Required Data from the Administrator, State Street’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Fund’s first and third fiscal quarter-ends.

●    Following review and final approval by the Administrator of each such draft Portfolio of Investments, and at the direction of and on behalf of the Administrator, State Street will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.
(c)    Liquidity Risk Measurement Services :
●    Not Applicable
Fund Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services, and (ii) Quarterly Portfolio of Investments Services.
The provision of the Services to the Administrator by State Street is subject to the following terms and conditions:
1.    The parties acknowledge and agree on the following matters:
The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Fund or its affiliates or any fund, pooled vehicle, security or other investment or portfolio regarding which the Fund or its affiliates provide services or is otherwise associated (“Fund Entities”) that is generated or aggregated by State Street or its affiliates in connection with services performed on the Fund’s behalf or otherwise prepared by State Street (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). State Street’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Administrator or the Fund shall be as provided in such respective other agreements between State Street or its affiliates and the Administrator or the Fund relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Fund Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify State Street’s or its affiliates’ obligations to the Administrator or the Fund under the Other Fund Agreements.
In connection with the provision of the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services by State Street, the Administrator acknowledges and agrees that it will be responsible for providing State Street with any information requested by State Street, including, but not limited to, the following:
(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to State Street, in formats compatible with State Street-provided data templates including, without limitation, Required Data and the information and assumptions required by State Street in connection with a Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by State Street, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by State Street for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Administrator), including, without limitation, arranging for the provision of data from the Fund, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to State Street (or any of its affiliates) in its capacity as administrator to one or more Fund, State Street and the Administrator will agree on the scope of the information to be extracted from State Street’s or any of its affiliate’s systems for purposes of State Street’s provision of Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, subject to the discretion of State Street, and State Street is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, hereunder; and
(B) Providing all required information and assumptions not otherwise included in Fund data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for State Street to provide the Services.
The following are examples of certain types of information that the Administrator is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Administrator hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:
●    SEC filing classification of the Fund (i.e., small or large filer);
●    Identification of any data sourced from third parties;
●    Identification of any securities reported as Miscellaneous; and
●    Any Explanatory Notes included in N-PORT Section E.
2.    The Administrator acknowledges that it has provided to State Street all material assumptions used by the Administrator or that are expected to be used by the Administrator in connection with the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by State Street in the provision of the Services prior to the first use of the Services. The Administrator will also be responsible for promptly notifying State Street of any changes in any such material assumptions previously notified to State Street by the Administrator or otherwise previously approved by the Administrator in connection with State Street’s provision of the Services. The Administrator acknowledges that the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:
●    Investment classification of positions;
●    Assumptions necessary in converting data extracts;
●    General operational and process assumptions used by State Street in performing the Services; and

●    Assumptions specific to the Fund.
The Administrator hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Administrator (and/or State Street on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.
3.    The Administrator acknowledges and agrees on the following matters:
(A)    The Administrator has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Administrator has determined that the Services are suitable for its purposes. None of State Street or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including State Street, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.
(B)    The Administrator assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. State Street is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and State Street is not providing any customization, guidance, or recommendations. Where the Administrator uses Services to comply with any law, regulation, agreement, or other Fund obligation, State Street makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto.
(C)    The Administrator may use the Services and any reports, charts, graphs, data, analyses and other results generated by State Street in connection with the Services and provided by State Street to the Administrator (“Materials”) (a) for the internal business purpose of the Administrator relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Administrator may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Fund (each a “Permitted Person”); provided, however, (i) the Administrator and/or the Fund may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Administrator has separate license rights with respect to the use of such Third Party Data, or (iii) the Administrator may not use the Services or Materials in any way to compete or enable any third party to compete with State Street. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.
Except as expressly provided in this Section 3(C), the Administrator, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Fund or any Permitted Persons (collectively, including the Administrator, “Administrator Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Administrator has separate license rights with respect to the use of such Third Party Data). Without limitation, Administrator Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.
(D)    The Administrator shall limit the access and use of the Services and the Materials by any Administrator Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Administrator shall be responsible and liable for all acts and omissions of any Administrator Parties.
(E)    The Services, the Materials and all confidential information of State Street (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of State Street. The Administrator has no rights or interests with respect to all or any part of the Services, the Materials or State Street’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Administrator automatically and irrevocably assigns to State Street any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or State Street’ confidential information, including, for the avoidance of doubt and without limitation, any Administrator Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with State Street (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Administrator.

(F)    State Street may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.
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ANNEX I
BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC
Further to the Services Agreement dated as of March 7, 2025 between STATE STREET BANK AND TRUST COMPANY (“State Street”) and BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC (the “Administrator”), the Administrator and State Street mutually agree to update this Annex I by adding/removing Funds as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type

Blue Owl Alternative Credit Fund	Standard N-PORT and N-CEN Reporting Solution (Data and Filing)

Form N-CEN Services

Blue Owl Alternative Credit Fund

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex I as of the last signature date set forth below.

BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC	STATE STREET BANK AND TRUST COMPANY

By:	By:
Name:	Name:
Title:	Title:
Address:	Address:

Date:	Date:

SCHEDULE A7
Accounting Services
a.    Process trade file transmitted by the Fund and/or the Administrator on trade-date +1, subject to timely receipt by State Street of necessary information. The trade file from the Fund and/or the Administrator will include security identifier, quantity, price, and other pertinent information required to process each trade;
b.    Maintain database detail of all portfolio investment transactions (including transactions in derivatives);
c.    Assist with the valuation of the Fund’s portfolio securities; as reasonably requested by the Fund’s investment adviser and agreed to by the Administrator, utilizing prices obtained from sources designated by the Administrator in a pricing authorization matrix to be provided to State Street in conjunction with the valuation policies and procedures adopted by the Board;
d.    Obtain and provide final Net Asset Value (“NAV”) for the Fund, frequency and timing of delivery to be agreed upon by the Fund and/or the Administrator and State Street and subject to the timely receipt by State Street of necessary information from third parties;
e.    Reconcile the Fund’s cash holdings with the records of its custodian daily;
f.    Prepare reconciliation report of cash, trades and positions to prime broker and custodian statements (where prime brokers or custodians are utilized), subject to the receipt of information from third parties. The Fund and/or the Administrator shall be responsible for the resolution of reconciliation issues;
g.    Maintain individual tax lots for each security purchase/sale;
h.    Calculate realized gains or losses on security trades, subject to the receipt of trade file information from the Fund and/or the Administrator;
i.    Prepare and provide calculation of management fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Fund and/or the Administrator;
j.    Calculate incentive fee in accordance with the applicable operating agreement;
k.    Maintain the books and records of the Fund in accordance with the terms of the applicable operating agreement and generally accepted accounting principles;
l.    Coordinate the annual audit and semi-annual review of the Fund’s financial statements at State Street’s offices, if requested; prepare and/or gather supporting documentation for audit review; and follow-up on questions and requests for additional information.